Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Second Quarter 2009 Results

Conference Call Today at 9 a.m. ET

PDUFA Date Extended to November 16, 2009

for Qutenza™ New Drug Application in Postherpetic Neuralgia

2Q09 Corporate Highlights:

•	Granted European Commission (EC) approval of Qutenza for treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain

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Entered exclusive agreement with Astellas Pharma Europe Ltd. (Astellas) for commercialization of Qutenza in Europe, Middle East and Africa, including commercialization option and development funding for NGX-1998 and post-marketing studies to support Qutenza EU marketing efforts

•	Submitted results to FDA from FDA-requested Qutenza study (Study C123) in patients with PHN following pretreatment with FDA-approved topical anesthetic

•	Announced FDA orphan drug designation for Qutenza in PHN

•	Added to Russell 3000® Index

Upcoming 2009 Milestones:

•	FDA PDUFA date of November 16, 2009, extended from August 16, 2009, for Qutenza NDA in PHN

San Mateo, Calif., (August 7, 2009) - NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the second quarter ended June 30, 2009 and provided an update on recent accomplishments.

During the second quarter of 2009, the European Commission (EC) approved Qutenza in all 27 EU-member countries for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

Following the approval, NeurogesX finalized an exclusive agreement with Astellas Pharma Europe Ltd. (Astellas) for the commercialization of Qutenza in the European Economic Area (EEA), including the European Union, Iceland, Norway, Liechtenstein, Switzerland and certain countries in Eastern Europe, the Middle East and Africa.

In the U.S., the Company actively responded to the FDA’s various inquiries and requests for data and analyses as part of the ongoing new drug application (NDA) review for Qutenza in postherpetic neuralgia (PHN). These requests included a short-term Qutenza study (Study C123) to determine whether an FDA-approved topical anesthetic would provide similar tolerability to the topical agent used as a pretreatment in the clinical development program. The study, conducted in patients with PHN, showed a mean duration of patch application of 60.2 minutes, versus the target application of 60 minutes. The submission of additional information to the FDA in late July, including the study report for Study C123, was classified as a major amendment by the FDA. Submission of a major amendment within three months of the PDUFA date can trigger a three-month extension to the original review timeline. On August 5, 2009 the FDA notified the Company that it was extending the PDUFA date from August 16, 2009 to November 16, 2009 (or 3 months) to provide time for a full review of the submission.

With the PDUFA date approaching, NeurogesX continued with certain U.S. pre-commercialization activities for Qutenza during the second quarter of 2009, including a meeting with the Centers for Medicare and Medicaid Services (CMS) to discuss U.S. reimbursement. The Company is also evaluating metrics to help size its own U.S. specialty sales force, and remains in active discussions regarding a potential U.S. co-promotion agreement.

Anthony DiTonno, President and CEO, commented, “The second quarter of 2009 was our most significant three-month period to date. With the marketing authorization of Qutenza in Europe we significantly advanced our progression into a commercial company while finalizing our partnership with Astellas fulfilled an important part of our global commercialization strategy by providing for the commercialization of Qutenza in Europe. In the U.S., the PDUFA date extension for Qutenza in PHN was not unexpected given the recent data requests from the FDA. We believe this revised timeline allows us to stay on track, assuming an approval in November, for a potential U.S. launch of Qutenza in the first half of 2010. The NeurogesX team has performed exceptionally, both in responding to agency requests and successfully navigating the European regulatory processes to gain marketing approval in the European Union. Our timeliness in responding to FDA requests has allowed for what we view as a favorable result with only a three-month extension to our PDUFA date. With Astellas as our partner, we are confident in its ability to effectively launch Qutenza in the European Union and we are now focusing our resources on the potential for U.S. commercialization as our PDUFA date approaches.”

Second Quarter 2009 Financial Results

Total operating expenses for the second quarter of 2009 were approximately $5.4 million, down 23% from approximately $7.0 million in the same period of 2008. The decrease was primarily attributed to a decline of approximately $1.4 million in research and development costs. During the second quarter of 2009, NeurogesX conducted the FDA-requested Study C123 in support of the NDA for Qutenza in PHN, but continued to defer non-clinical and clinical expenses for all other development programs in order to focus on activities related to regulatory reviews in the United States and European Union.

Net loss for the second quarter of 2009 was approximately $5.4 million, compared to a net loss of approximately $6.9 million for the second quarter of 2008. Net loss per share attributable to common stockholders was $0.31 per share and $0.40 per share for the three months ended June 30, 2009 and 2008, respectively, based on weighted average shares outstanding of 17.6 million and 17.5 million, respectively.

Cash, cash equivalents and short-term investments were approximately $13.4 million at June 30, 2009, compared to $18.8 million at March 31, 2009. The Company also recorded a receivable from its collaboration partner, Astellas, in the amount of $48.8 million at June 30, 2009, payment for which was received in July 2009.

Stephen Ghiglieri, CFO, commented, “During the second quarter 2009 we strengthened our balance sheet substantially with upfront payments of approximately $48.8 million due from Astellas. Despite this significant transaction, we will continue to prioritize our cash resources towards achieving U.S. regulatory approval of Qutenza and conducting pre-commercialization activities related to pricing, reimbursement, and detailed market research. We expect that we will begin to invest more heavily, although keeping our conservative focus, in preparatory activities for a potential commercial launch of Qutenza in the United States. In addition, we will commence activities to support Astellas to ensure a successful launch of Qutenza in Europe. We also plan to resume NGX-1998 development with the potential to commence significant activities in this program late this year or early next year. While we are comfortable with our current financial situation, we will continue to evaluate means of supplementing our current resources through a number of financing vehicles to help ensure that we are appropriately capitalized in advance of the potential U.S. launch of Qutenza.”

Development Update

Development activities in the quarter consisted of the initiation, full enrollment and completion of the FDA-requested Study C123. Data from Study C123 were submitted to the FDA in late July 2009.

The Company will collaborate with Astellas on near-term development activities, including EU post-marketing studies of Qutenza and the further evaluation of NGX-1998. Qutenza was approved in Europe with the condition that NeurogesX will complete post-marketing studies, including an open-label safety study in on-label indications of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Under the agreement with Astellas, EU post-marketing commitments will be funded and conducted by Astellas.

In addition to funding post-marketing studies for Qutenza, the agreement with Astellas included an option fee of EUR 5 million (approximately $7 million) as an upfront payment to accelerate development of NGX-1998 as part of the co-development and commercialization option for NGX-1998. NeurogesX is currently evaluating the design and timing of further development efforts for this program. The decision to license NGX-1998 by Astellas is subject to their option right under the agreement. If Astellas retains and exercises such option right, they would be required to pay further payments to NeurogesX. In addition, if such option is exercised, the companies would collaborate on Phase 3 clinical development.

NeurogesX is also seeking business development partners to advance its acetaminophen and opioid prodrug product candidates.

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NGX-9674 and NGX-5752, novel prodrugs of acetaminophen, have been evaluated in in vivo and in vitro preclinical studies and have demonstrated approximately 10 times greater solubility in water versus acetaminophen.

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NGX-1576, a novel prodrug coupling acetaminophen to a liver protectant, has been evaluated in vitro and in vivo. Equivalent dose levels of NGX-1576 in mice produced significantly less liver toxicity than acetaminophen, while additional data demonstrated the production of equivalent plasma levels of acetaminophen.

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NGX-6052, the most advanced molecule synthesized in NeurogesX’ opioid prodrug platform, has been evaluated in proof of concept in vivo and in vitro preclinical studies for its potential to deliver therapeutic efficacy with a potentially improved side effect profile and possible abuse-deterrent attributes.

Conference Call Details

The Company will hold its quarterly conference call today at 9:00 a.m. ET (6:00 a.m. PT) to discuss second quarter 2009 results and recent corporate updates.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning August 7, 2009 at 12:00 p.m. ET (9:00 a.m. PT) and ending on August 17, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 329620. A replay of the webcast will also be available on the corporate website for one month, through September 7, 2009.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza™, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Qutenza will be marketed in the European Union and certain countries in Eastern Europe, the Middle East and Africa, by Astellas Pharma Europe, Ltd. In the United States, NeurogesX submitted a new drug application (NDA) for PHN to the Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and has been given an extended Prescription Drug User Fee Act (PDUFA) date of November 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the design and timing of further development efforts.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the NDA; acceptance of clinical trial or other data, analysis or information by the FDA in support of regulatory approval; outcomes and interpretation of the results of clinical trials; plans for commercialization of Qutenza, including, the capabilities of NeurogesX’ and its partners to commercialize and distribute Qutenza as well as continue development activities with Qutenza, NGX-1998 and other product candidates; plans for entry into a U.S. commercialization partnership, including the timing with respect to entry into such a partnership; strategies to obtain reimbursement for end-users of Qutenza; the tolerability profile and/or benefits of NeurogesX’ product candidates; expectations regarding expenses and cash burn rate as well as receipt of any payments from partners; ability to secure adequate or additional financing; and the sufficiency of cash resource to fund the Company’s operations for at least the next 12 months. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy or tolerability; physician or patient reluctance to use Qutenza or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for procedures associated with NeurogesX’ products; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating expenses:
Research and development(1)	$2,780	$4,174	$5,106	$9,955
General and administrative(2)	2,605	2,863	4,794	5,350

Total operating expenses	5,385	7,037	9,900	15,305

Loss from operations	(5,385)	(7,037)	(9,900)	(15,305)
Interest income	11	285	45	789
Interest expense	(68)	(214)	(188)	(457)
Other income (expense), net	10	22	10	39

Net loss	$(5,432)	$(6,944)	$(10,033)	$(14,934)

Basic and diluted net loss per share attributable to common stockholders	$(0.31)	$(0.40)	$(0.57)	$(0.85)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	17,580,158	17,516,667	17,574,455	17,492,531

Non-cash stock-based compensation expense included in operating expenses:

(1) Research and development	$189	$215	$448	$413
(2) General and administrative	201	180	449	381

	$390	$395	$897	$794

NEUROGESX, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$4,914	$10,435
Short-term investments	8,524	14,071
Receivable from collaboration partner	48,787	—
Prepaid expenses and other current assets	471	412
Restricted cash	40	40

Total current assets	62,736	24,958
Property and equipment, net	380	468
Restricted cash	160	160
Other assets	—	4

Total assets	$63,276	$25,590

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$490	$370
Accrued compensation	873	1,039
Accrued research and development	445	1,067
Other accrued expenses	915	540
Deferred revenue	4,304	—
Notes payable - current portion	1,273	2,833

Total current liabilities	8,300	5,849
Non-current liabilities:
Deferred revenue	44,483	—
Notes payable - non-current portion	—	191
Deferred rent	354	276

Total non-current liabilities	44,837	467

Commitments and contingencies

Stockholders’ equity:
Common stock	18	18
Additional paid-in capital	210,296	209,370
Deferred stock-based compensation	—	(2)
Accumulated other comprehensive income	2	32
Deficit accumulated during the development stage	(200,177)	(190,144)

Total stockholders’ equity	10,139	19,274

Total liabilities and stockholders’ equity	$63,276	$25,590

(1)	The balance sheet at December 31, 2008, has been derived from the audited consolidated financial statements at that date.